Exhibit 99.1

BGC Partners Reports First Quarter 2014 Financial Results

Declares 12 Cent Quarterly Dividend

Conference Call to Discuss Results Scheduled for 10:00 AM ET Today

NEW YORK, NY – May 1, 2014 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “BGC,” or “the Company”), a leading global brokerage company servicing the financial and real estate markets, today reported its financial results for the quarter ended March 31, 2014.

Select Results Compared to the Year-Earlier Period

Highlights of Consolidated Results

($ millions)	1Q14	1Q13	Change
Revenues for distributable earnings[1]	$445.9	$449.8	(0.9)%
Pre-tax distributable earnings[2]	56.2	45.1	24.7%
Post-tax distributable earnings	47.2	38.5	22.7%
Adjusted EBITDA[3]	74.6	59.7	24.9%
Revenues under U.S. Generally Accepted Accounting Principles (“GAAP”)	440.3	445.0	(1.1)%
GAAP income (loss) from operations before income taxes	11.2	13.7	(17.9)%
GAAP net income (loss) for fully diluted shares	11.6	13.5	(14.7)%

Per Share Results	1Q14	1Q13	Change
Pre-tax distributable earnings per share	$0.17	$0.14	21.4%
Post-tax distributable earnings per share	0.15	0.12	25.0%
GAAP net income per fully diluted share	0.04	0.04	0.0%

Management Comments

“BGC’s post-tax distributable earnings per share rose by 25 percent year-over-year in the first quarter while our pre-tax distributable earnings increased by over $11 million,” said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “This solid improvement came despite the sale of eSpeed,4 which generated $24.8 million in revenues and $14.4 million in pre-tax profits in the first quarter of 2013. Our growth was once again led by the strong performance of Newmark Grubb Knight Frank.5 Real Estate Services brokerage revenues grew by almost 50 percent year-over-year, driving a surge in NGKF’s pre-tax distributable earnings of over 500 percent due to the exceptional incremental margins built into our model.

“We expect the acquisition of Cornish & Carey Commercial to close during the second quarter of this year. By adding the leading commercial real estate services company in the Bay Area and Silicon Valley, NGKF will greatly broaden the scope and depth of services it can provide to clients in Northern California and across the U.S. In our Financial Services business, this morning we announced an agreement to acquire Remate Lince, the leading Mexican inter-

[1]	See the sections of this document entitled “Distributable Earnings Defined,” “Differences Between Consolidated Results for Distributable Earnings and GAAP,” “Reconciliation of Revenues Under GAAP And Distributable Earnings,” and “Reconciliation of GAAP Income to Distributable Earnings” for a complete and updated definition of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and distributable earnings for the periods discussed in this document.
[2]	Used interchangeably throughout this document with “pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes.”
[3]	See the sections of this document titled “Adjusted EBITDA Defined” and “Reconciliation of GAAP Income to Adjusted EBITDA (and Comparison to Pre-Tax Distributable Earnings).”
[4]	On June 28, 2013, BGC sold its fully electronic trading platform for benchmark U.S. Treasury Notes and Bonds to NASDAQ OMX Group, Inc (“NASDAQ OMX”). For the purposes of this document, the assets sold are referred to as “eSpeed,” and the businesses remaining with BGC that were not sold to NASDAQ OMX are referred to as “retained.”
[5]	“Newmark Grubb Knight Frank” is synonymous in this release with “NGKF” or “Real Estate Services.”

dealer broker focusing on interest rate derivatives and fixed income, and in the first quarter of 2014 we purchased the assets of HEAT Energy Group, which specializes in East Coast U.S. power brokerage. We also continued to make key hires around the world. By the third quarter of 2014, we expect these additions to be accretive to earnings per share.

“Our cash position6 is in excess of $700 million, the majority of which we are free to deploy to increase stockholder and bondholder value. We also expect to receive over $500 million dollars in NASDAQ OMX stock. We believe that we are in a strong position to increase our profits by making additional investments across Real Estate and Financial Services. We expect the companies we buy and the producers we hire to create a greater return than our cost of capital, and a much higher return than what we currently earn by investing our cash in very low interest rate cash equivalents. In addition, we expect to have sufficient funds to repay debt, repurchase common shares and units, and maintain our regular common dividend for the foreseeable future.

“Our board declared a 12 cent qualified dividend for the first quarter, which at today’s stock price translates into a 6.7 percent annualized yield,” Mr. Lutnick concluded.

Shaun D. Lynn, President of BGC, said: “We generated solid revenue growth in several areas of our Financial Services business. Revenues rose by more than 75 percent across our energy and commodities desks; our fully electronic Credit desks grew by over 50 percent; our retained software and market data products were up by 38 percent; and our global fully electronic spot FX business increased by 6 percent, all compared with a year earlier. In addition, revenues nearly doubled at our Chinese joint venture, China Credit BGC.7 We believe that these results compare favorably to the double-digit revenue declines reported by many of our large bank customers in their fixed income, currency and commodities businesses and lower industry volumes in many of the asset classes we broker.

“By the end of the quarter, we reduced our Financial Services front office headcount by 9 percent year-over-year by focusing mainly on under-performing brokers. While this contributed to our retained Financial Services revenues declining by 4.4 percent, it also led to our revenue per broker/salesperson increasing by 4 percent, all excluding eSpeed and compared to a year earlier.

“This improved front office productivity, along with our efforts to reduce expenses, led to segment pre-tax distributable earnings margins expanding to 20.6 percent from 19.8 percent a year earlier, despite lower revenues and the absence of eSpeed, which had pre-tax margins of almost 60 percent. Excluding the assets sold to NASDAQ OMX, our profits actually increased by approximately 19 percent year-on-year in Financial Services. We remain confident that we will achieve our target of reducing total expenses Company-wide by at least $100 million annualized8 by the end of 2014 as compared with the second half of 2012 run-rate.”

[6]	See the “Consolidated Balance Sheet” section of this release.
[7]	China Credit BGC is reflected in Corporate items as part of BGC’s equity investments.
[8]	Excluding the impact of any acquisitions or significant hires completed or closed in 2014.

NGKF’s Chief Executive Officer Barry M. Gosin added: “Over the past year, NGKF continued to attract top producers to our fast-growing platform, while offsetting this headcount growth by reducing a similar number of lower-performing brokers. The momentum of our Real Estate Services business is evidenced by NGKF’s average revenue per broker being up by 47 percent year-on-year. This improvement resulted in significantly higher earnings for the Company and led to greater front-office productivity than in either the second and third quarters of last year, despite the first quarter normally being seasonally slowest for real estate services companies.

“While we benefited from positive industry trends in the quarter, we believe that we once again made strong market share gains. Our growth greatly outpaced the comparable U.S. industry-wide metrics, as overall investment sales and leasing activity both increased by 15 percent.9 During the quarter we also moved up one position to number four in National Real Estate Investor magazine’s ranking of top U.S. commercial leasing firms, and moved into the top 10 on Real Capital Analytic’s list of national commercial real estate sales brokers.

“The expected addition of Cornish & Carey, which generated approximately $135 million in revenues in 2013 and has over 275 brokers, will greatly expand our national footprint. This, along with other acquisitions and hires we expect to make, should lead to further gains for our Real Estate business beginning in the third quarter of 2014.”

Unless otherwise stated, all results provided in this document compare the first quarter of 2014 with the year-earlier period. Certain numbers in the tables throughout this document may not add up due to rounding. In addition, certain figures have been adjusted for prior periods in order to conform to current reporting methodology. These adjustments had no impact on segment or consolidated revenues or income for either GAAP or distributable earnings.

Dividend Declaration

On April 30, 2014, BGC Partners’ Board of Directors declared a quarterly cash dividend of $0.12 per share payable on June 2, 2014 to Class A and Class B common stockholders of record as of May 16, 2014. The ex-dividend date will be May 14, 2014.

Consolidated Revenues

Highlights of Consolidated Revenues

($ millions)	1Q14	1Q13	Change
Brokerage revenues for distributable earnings	383.8	$388.2	(1.1)%
Total distributable earnings revenues	445.9	449.8	(0.9)%
GAAP brokerage revenues	383.1	386.7	(0.9)%
GAAP total revenues	440.3	445.0	(1.1)%

[9]	Investment sales data is based on Real Capital Analytics data for the first quarter of 2014 compared to the prior year period for office, industrial, hotel, apartment, and retail properties. Leasing activity is based on CoStar statistics for net absorption across office, retail and industrial for the 12-month period ending March 2014 compared with a year earlier.

The growth in revenues from Real Estate services was offset largely by the sale of eSpeed, which generated $24.8 million in revenues during the year-earlier period.

Financial Services Segment Results10

There was no difference in brokerage revenues between GAAP and distributable earnings for the segment. A portion of the annual share earn-out related to the NASDAQ OMX transaction was included in the calculation of distributable earnings for the first quarter of 2014 as “other revenue” in the segment. This amount was adjusted to reflect certain hedging and mark-to-market movements. The bulk of the revenues related to this earn-out were recognized under GAAP in the third quarter of 2013. An additional $9.0 million in other revenues with respect to acquisitions, dispositions, and resolutions of litigation were included in GAAP revenues for Financial Services, but excluded for distributable earnings purposes. The below tables show certain segment distributable earnings revenue items excluding revenues related to eSpeed, followed by the segment’s actual results for both GAAP and distributable earnings.

Select Financial Services Segment Revenues, Excluding eSpeed

($ millions)	1Q14	1Q13	Change
Rates (excluding eSpeed)	$113.7	$129.2	(12.0)%
Market data & software solutions for distributable earnings (excluding eSpeed)	2.3	1.7	37.8%
Interest and other revenue for distributable earnings (includes NASDAQ OMX earn-out)	10.9	0.9	1109.3%
Total revenues for distributable earnings (excluding eSpeed)	287.1	300.2	(4.4)%

Financial Services Segment Results

($ millions)	1Q14	1Q13	Change
Rates (including eSpeed)	$113.7	$145.0	(21.6)%
Credit	65.4	69.1	(5.3)%
Foreign Exchange	52.1	59.3	(12.3)%
Equities and Other Asset Classes	42.8	40.0	7.0%
Market data, software solutions, interest, and other revenue for distributable earnings (including NASDAQ OMX earn-out and eSpeed)	13.2	10.4	27.1%

Total revenues for distributable earnings	287.1	$323.8	(11.3)%

GAAP market data, software solutions, interest and other revenue	10.6	10.4	1.7%

GAAP total revenues	284.5	$323.8	(12.1)%

Pre-tax distributable earnings	59.1	64.1	(7.8)%
Pre-tax distributable earnings as a percent of revenues	20.6%	19.8%
GAAP income from operations before taxes	56.4	64.1	(11.9)%
GAAP income from operations before taxes as a percent of revenues	19.8%	19.8%

Results for Financial Services reflect lower front office headcount as the Company focused on reducing the number of under-performing brokers, as well as the sale of eSpeed, which generated $23.6 million in revenues and $14.4 million of pre-tax distributable earnings in the first quarter of 2013. The increase in Equities and Other Asset Classes reflected strong gains from BGC’s energy and commodities desks, despite flat industry volumes, partially offset by lower industry-wide equity derivatives volumes in Europe. The decline in Rates revenue reflected the eSpeed sale as well as lower European interest rate activity. Overall Credit revenues declined mainly due to lower overall inter-dealer activity in credit derivatives,

[10]	See the tables in this document with “Segment Results” in the titles for more information on BGC’s results by segment.

mortgage bonds, and asset-backed bonds. BGC’s Foreign Exchange products reflected both lower volatility industry-wide and regulatory issues affecting many of the Company’s bank customers.

BGC’s technology-based revenues in the Financial Services segment are detailed below. The table breaks out revenues generated in the segment by those businesses that are still part of BGC (“retained”) and eSpeed. The Company expects to present technology-based revenues in this manner until after the first anniversary of the close of the NASDAQ OMX transaction.

Technology-Based Revenues in Financial Services Segment

($ millions)	1Q14	1Q13	Change
eSpeed revenues related to fully electronic trading[11]	$0.0	$18.6	(100.0)%
eSpeed market data and software solutions	0.0	5.0	(100.0)%
Total eSpeed technology-based revenues	0.0	23.6	(100.0)%

BGC retained fully electronic trading businesses	21.2	21.0	0.6%
BGC retained market data and software solutions	2.3	1.7	37.8%
Total retained technology-based revenues	23.5	22.7	3.3%

The increase in retained technology-based revenues for the quarter was due in part to growth from the brokerage of fully electronic Credit and Spot FX as well as higher market data revenues. Excluding eSpeed, revenues from BGC’s higher margin technology-based products were 8.2 percent of the segment’s revenues, an improvement when compared with 7.6 percent, and continue the multi-year trend of these products growing faster than the overall segment.

Real Estate Services Segment Results

Real Estate Services Segment Results for Distributable Earnings

($ millions)	1Q14	1Q13	Change
Brokerage revenues for distributable earnings	$109.9	$74.8	47.0%
Management services and other revenues for distributable earnings	39.9	39.4	1.3%

Total revenues for distributable earnings	149.8	114.2	31.2%
Pre-tax distributable earnings	15.2	2.3	562.1%
Pre-tax distributable earnings as a percent of revenues	10.1%	2.0%

GAAP Real Estate Revenues Segment Results

($ millions)	1Q14	1Q13	Change
GAAP brokerage revenues	$109.2	$73.2	49.0%
GAAP management services and other revenues	39.9	39.4	1.3%

Total GAAP revenues	149.1	112.7	32.3%
GAAP income from operations before taxes	14.4	(3.1)	NMF
GAAP income from operations before taxes as a percent of revenues	9.7%	(2.8%)

NGKF’s significant outperformance was driven by strong double-digit percentage improvements from leasing advisory, Global Corporate Services, and capital markets.

[11]	This includes fully electronic brokerage revenues of $15.8 million for the first quarter of 2013 and associated fees from related parties of $2.8 million. Outside of the segment, $1.2 million of eSpeed fees from related parties were classified as “Corporate” revenues.

Consolidated Expenses

Consolidated Expenses

($ millions)	1Q14	1Q13	Change
Compensation and employee benefits for distributable earnings	$275.4	$277.6	(0.8)%
Non-compensation expenses for distributable earnings	114.3	127.1	(10.1)%

Total expenses for distributable earnings	389.7	404.7	(3.7)%

Compensation and employee benefits under GAAP[12]	275.3	278.8	(1.3)%
Non-compensation expenses under GAAP	122.4	134.4	(8.9)%

Total expenses under GAAP[13]	429.0	431.3	(0.5)%

Non-compensation as a percent of total distributable earnings revenues	25.6%	28.3%
Non-compensation as a percent of total GAAP revenues	27.8%	30.2%
Compensation and employee benefits as a percent of total revenues for distributable earnings	61.8%	61.7%
Compensation and employee benefits as a percent of total revenues under GAAP	62.5%	62.7%

The decrease in overall expenses was due to the Company’s ongoing expense reduction program, as well as to lower Financial Services revenues. BGC’s effective tax rate for distributable earnings was 15.0 percent for the first quarter of 2014 compared with 14.5 percent.

Consolidated Income and Share Count

Consolidated Income

($ millions except per share data)	1Q14	1Q13	Change
Pre-tax distributable earnings	$56.2	$45.1	24.7%
Post-tax distributable earnings	47.2	38.5	22.7%
GAAP income from operations before income taxes	11.2	13.7	(17.9)%
GAAP net income for fully diluted shares	11.6	13.5	(14.7)%

Post-tax distributable earnings per fully diluted share	0.15	0.12	25%
GAAP net income per fully diluted share	0.04	0.04	0.0%

BGC had a fully diluted weighted-average share count of 362.1 million in the first quarter of 2014 for distributable earnings and 322.1 million under GAAP. This compares with 357.5 million for distributable earnings and 317.8 million for GAAP a year earlier. The GAAP share count was lower because it excluded certain share equivalents in order to avoid anti-dilution. As of March 31, 2014, the Company’s fully diluted share count was 362.3 million, assuming conversion of the Convertible Senior Notes into 40.1 million shares.

The year-over-year increase in share count for distributable earnings was due in part to issuances related to equity-related employee compensation as well as to new hires and acquisitions. This increase was partially offset by the approximately net 32 million fully diluted share count reduction that occurred in the second quarter of 2013 related to the large unit redemption and restricted share issuance. Share count was also reduced by 8.5 million at a cost to BGC of $49.6 million over the twelve months ended March 31, 2014.

[12]	This amount excludes the GAAP line item “allocation of net income and grant of exchangeability to LPUs and FPUs.”
[13]	Includes “allocation of net income and grant of exchangeability to LPUs and FPUs.”

Front Office Statistics

Revenue-Generating Headcount Data

	1Q14	1Q13	Change
Financial Services	1,497	1,641	(9)%
NGKF	888	894	(1)%
Total	2,385	2,535	(6)%

Front Office Productivity

	1Q14	1Q13	Change
Financial Services average distributable earnings revenue per broker/salesperson (ex. eSpeed)	$184,000	$177,000	4%
Financial Services average distributable earnings revenue per broker/salesperson	$184,000	$189,000	(3)%
NGKF average distributable earnings revenue per broker/salesperson	$125,000	$85,000	47%
Total company average distributable earnings revenue per broker/salesperson (ex. eSpeed)	$162,000	$146,000	11%
Total company average distributable earnings revenue per broker/salesperson	$162,000	$154,000	5%

The Real Estate figures are based on brokerage revenues, leasing and capital markets brokers, and exclude appraisers and both revenues and staff in management services and “other.”

The Financial Services calculations in the above table include revenues from “total brokerage revenues,” “market data,” “software solutions,” and the portion of “fees from related parties” related to fully electronic trading. The Financial Services calculation also includes an average of 18 eSpeed salespeople and $23.6 million in associated segment revenues for the first quarter 2013. Additional eSpeed revenues recorded as part of corporate items were not included in this calculation. The average revenues for all producers are approximate and based on the total revenues divided by the weighted-average number of salespeople and brokers for the period.

Consolidated Balance Sheet

As of March 31, 2014, the Company’s cash position, which it defines as “cash and cash equivalents,” “marketable securities,” and unencumbered “securities owned” held for liquidity purposes was $717.2 million; notes payable and collateralized borrowings, and notes payable to related parties were $408.0 million; book value per common share was $2.04; and total capital, which BGC Partners defines as “redeemable partnership interest,” “noncontrolling interest in subsidiaries,” and “total stockholders’ equity,” was $747.0 million. In comparison, as of December 31, 2013, the Company’s cash position was $795.0 million; notes payable and collateralized borrowings, and notes payable to related parties were $408.4 million; book value per common share was $2.15; and total capital was $769.7 million.

BGC’s cash position decreased from year-end 2013 primarily due to cash used to pay taxes, $22.0 million used to reduce fully diluted share count by 3.3 million, and cash used for the HEAT acquisition.

Second Quarter 2014 Outlook Compared with Second Quarter 2013 Results

•	The Company expects to generate distributable earnings revenues of between approximately $420 million and $440 million compared with $471.1 million. The year earlier figure was approximately $447 million excluding eSpeed.

•	BGC Partners expects pre-tax distributable earnings to be between approximately $47 million and $55 million versus $53.8 million. The prior period amount was approximately $40 million excluding eSpeed.

•	BGC Partners anticipates its effective tax rate for distributable earnings to be around 15 percent, compared with 14.5 percent.[14]

This guidance does not include any revenues or earnings from Cornish & Carey. BGC intends to update its second quarter outlook around the end of June, 2014.

Differences between Consolidated Results for Distributable Earnings and GAAP

First quarter 2014 distributable earnings revenues include $9.4 million related to the NASDAQ OMX earn-out and associated hedging transactions and mark-to-market movements, compared with $2.2 million mark-to-market loss recognized under GAAP for the same period. An additional $9.0 million in other revenues with respect to acquisitions, dispositions, and resolutions of litigation were included in GAAP revenues but excluded for distributable earnings purposes.

First quarter 2014 and first quarter 2013 GAAP revenues were reduced by $2.3 million and $3.3 million, respectively, due to BGC’s equity investments in other companies. These non-cash equity losses were not included in revenues for distributable earnings.

First quarter 2014 and first quarter 2013 Real Estate Services brokerage revenues for distributable earnings include the collection of $0.7 million and $1.5 million of cash, respectively, which represents the acquisition date fair value of certain receivables. First quarter 2014 and first quarter 2013 consolidated compensation and employee benefits for distributable earnings also include a charge of $0.1 million and a credit of $1.2 million, respectively, in related compensation and other expense. These items would have been recognized as GAAP revenues and expenses other than for the effect of acquisition accounting.

The difference between first quarter 2014 and first quarter 2013 compensation and employee benefits as calculated for GAAP and distributable earnings primarily consists of $31.3 million and $18.0 million, respectively in non-cash charges related to the allocation of net income and grants of exchangeability to limited partnership units and FPUs.

The difference between non-compensation expenses in the first quarter of 2014 as calculated for GAAP and distributable earnings was due to $3.3 million in charges with respect to acquisitions, dispositions, and/or resolutions of litigation and $4.8 million in other non-cash charges primarily related to lease and fixed asset impairment. The difference between non-compensation expenses in the first quarter 2013 as calculated for GAAP and distributable earnings was due to $2.4 million in other non-cash charges primarily related to acquired NGKF receivables, and $5.0 million in charges with respect to acquisitions, dispositions, and/or resolutions of litigation.

[14]	BGC’s post-tax distributable earnings per share calculations assume either that the fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense when the impact would be dilutive, or that the fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense. In the second quarter of 2014, the pre-tax interest expense associated with the Convertible Senior Notes is expected to be $6.2 million while the post-tax interest expense is expected to be $5.3 million, and the associated weighted-average share count is expected to be 40.1 million, all based on distributable earnings.

For the first quarters of 2014 and 2013, distributable earnings per share calculations include 40.0 million and 39.7 million, respectively, of weighted-average shares related to BGC’s Convertible Senior Notes but exclude the associated interest expense, net of tax, of $5.3 million for both periods. BGC’s GAAP earnings per share calculation for the first quarters of 2014 and 2013 exclude shares related to certain share equivalents and include the related interest expense, net of tax, in order to avoid anti-dilution.

Conference Call and Investor Presentation

The Company will host a conference call today, May 1, 2014, at 10:00 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company’s distributable earnings results, including monthly and geographic revenues, will be accessible at the “Investor Relations” section of http://www.bgcpartners.com or directly at http://ir.bgcpartners.com. Additionally, call participants may dial in with the following information:

LIVE CALL:

Date - Start Time:	5/01/2014 10:00 AM ET
U.S. Dial In:	1 (800) 708-4539
International Dial In:	(+1) (847) 619-6396
Confirmation Number:	37065290

REPLAY:

Available From – To:	5/01/2014 12:30 PM ET – 5/08/2014 11:59 PM ET
U.S. Dial In:	1 (888) 843-7419
International Dial In:	(+1) (630) 652-3042
Passcode:	37065290

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser’s address bar.)

Distributable Earnings Defined

BGC Partners uses non-GAAP financial measures including “revenues for distributable earnings,” “pre-tax distributable earnings” and “post-tax distributable earnings,” which are supplemental measures of operating performance that are used by management to evaluate the financial performance of the Company and its subsidiaries. BGC Partners believes that distributable earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders, as well as to holders of BGC Holdings partnership units during any period.

As compared with “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses which generally do not involve the receipt or outlay of cash by the Company, which do not dilute existing stockholders, and which do not have economic consequences, as described below. In addition, distributable earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary operating results of BGC.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of BGC Partners, Inc.’s non-cash earnings or losses related to its equity investments, such as in Aqua Securities, L.P. and ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC. Revenues for distributable earnings include the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting. Revenues for distributable earnings also exclude certain one-time or unusual gains that are recognized under GAAP, because the Company does not believe such gains are reflective of its ongoing, ordinary operations.

Pre-tax distributable earnings are defined as GAAP income (loss) from operations before income taxes excluding items that are primarily non-cash, non-dilutive, and non-economic, such as:

•	Non-cash stock-based equity compensation charges for REUs granted or issued prior to the merger of BGC Partners, Inc. with and into eSpeed, as well as post-merger non-cash, non-dilutive equity-based compensation related to partnership unit exchange or conversion.

•	Allocations of net income to founding/working partner and other limited partnership units, including REUs, RPUs, PSUs, LPUs, and PSIs.

•	Non-cash asset impairment charges, if any.

Distributable earnings calculations also exclude charges related to purchases, cancellations or redemptions of partnership interests and certain unusual, one-time or non-recurring items, if any.

“Compensation and employee benefits” expense for distributable earnings will also include broker commission payouts relating to the aforementioned collection of receivables.

BGC’s definition of distributable earnings also excludes certain gains and charges with respect to acquisitions, dispositions, or resolutions of litigation. This exclusion pertains to the one-time gain related to the NASDAQ OMX transaction. Management believes that excluding these gains and charges best reflects the operating performance of BGC. However, because NASDAQ OMX is expected to pay BGC in an equal amount of stock on a regular basis for 15 years as part of the transaction, the payments associated with BGC’s receipt of such stock are expected to be included in the Company’s calculation of distributable earnings. To make quarter-to-quarter comparisons more meaningful, one-quarter of the annual contingent earn-out amount will be included in the Company’s calculation of distributable earnings each quarter as “other revenues.”

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share”:

•	“Post-tax distributable earnings” are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

•	“Post-tax distributable earnings per fully diluted share” are defined as post-tax distributable earnings divided by the weighted-average number of fully diluted shares for the period.

BGC’s distributable earnings per share calculations assume either that:

•	The fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense, net of tax, when the impact would be dilutive; or

•	The fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense, net of tax.

Each quarter, the dividend to common stockholders is expected to be determined by the Company’s Board of Directors with reference to post-tax distributable earnings per fully diluted share. In addition to the Company’s quarterly dividend to common stockholders, BGC Partners expects to pay a pro-rata distribution of net income to BGC Holdings founding/working partner and other limited partnership units, including REUs, RPUs, LPUs, PSUs and PSIs, and to Cantor for its noncontrolling interest. The amount of all of these payments is expected to be determined using the above definition of pre-tax distributable earnings per share.

Certain employees who are holders of RSUs are granted pro-rata payments equivalent to the amount of dividends paid to common stockholders. Under GAAP, a portion of the dividend equivalents on RSUs is required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

Distributable earnings is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or GAAP net income (loss). The Company views distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund its operations.

Pre- and post-tax distributable earnings are not intended to replace the Company’s presentation of GAAP financial results. However, management believes that they help provide investors with a clearer understanding of BGC Partners’ financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of financial performance should be considered together.

Management does not anticipate providing an outlook for GAAP “revenues,” “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” because the items previously identified as excluded from pre-tax distributable earnings and post-tax distributable earnings are difficult to forecast. Management will instead provide its outlook only as it relates to revenues for distributable earnings, pre-tax distributable earnings and post-tax distributable earnings.

For more information on this topic, please see the tables in this document entitled “Reconciliation of Revenues Under GAAP and Distributable Earnings,” and “Reconciliation of GAAP Income to Distributable Earnings” which provide a summary reconciliation between pre- and post-tax distributable earnings and the corresponding GAAP measures for the Company in the periods discussed in this document.

Adjusted EBITDA Defined

BGC also provides an additional non-GAAP financial measure, “adjusted EBITDA,” which it defines as GAAP income from operations before income taxes, adjusted to add back interest expense as well as the following non-cash items:

•	Employee loan amortization;

•	Fixed asset depreciation and intangible asset amortization;

•	Non-cash impairment charges;

•	Charges relating to grants of exchangeability to limited partnership interests;

•	Charges related to redemption of units;

•	Charges related to issuance of restricted shares; and

•	Non-cash earnings or losses related to BGC’s equity investments, such as in Aqua Securities, L.P. and ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC.

The Company’s management believes that this measure is useful in evaluating BGC’s operating performance compared to that of its competitors, because the calculation of adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses these measures to evaluate operating performance and for other discretionary purposes. BGC believes that adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since adjusted EBITDA is not a recognized measurement under GAAP, when analyzing BGC’s operating performance, investors should use adjusted EBITDA in addition to GAAP measures of net income. Because not all companies use identical EBITDA calculations, the Company’s presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow, because adjusted EBITDA does not consider certain cash requirements such as tax and debt service payments.

For a reconciliation of adjusted EBITDA to GAAP income from operations before income taxes, the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this document titled “Reconciliation of GAAP Income to Adjusted EBITDA (and Comparison to Pre-Tax Distributable Earnings.)”

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. Products include fixed income securities, interest rate swaps, foreign exchange,

equities, equity derivatives, credit derivatives, commercial real estate, commodities, futures, and structured products. BGC also provides a wide range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. Through its BGC Trader and BGC Market Data brands, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. Through the Newmark Grubb Knight Frank brand, the Company offers a wide range of commercial real estate services including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management. BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. For more information, please visit www.bgcpartners.com.

BGC, BGC Trader, Grubb & Ellis, Grubb and Newmark are trademarks and service marks of BGC Partners, Inc. and its affiliates. Knight Frank is a service mark of Knight Frank Limited Corp., used with permission.

Discussion of Forward-Looking Statements by BGC Partners

Statements in this document regarding BGC Partners’ business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Except as required by law, BGC undertakes no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in our public filings, including our most recent Form 10-K and any updates to such risk factors contained in subsequent Form 10-Q or Form 8-K filings.

Excel versions of the financial tables, which may include additional periods, are available in the HTML version of this release at http://ir.bgcpartners.com.

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	March 31,	December 31,
	2014	2013
Assets
Cash and cash equivalents	$639,018	$716,919
Cash segregated under regulatory requirements	15,573	8,687
Securities owned	36,541	33,119
Securities borrowed	2,735	—
Marketable securities	41,653	45,002
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	1,383,984	349,915
Accrued commissions receivable, net	277,402	265,920
Loans, forgivable loans and other receivables from employees and partners, net	137,566	142,769
Fixed assets, net	119,745	127,615
Investments	15,522	17,703
Goodwill	171,415	163,339
Other intangible assets, net	17,741	18,180
Receivables from related parties	7,865	15,211
Other assets	206,134	174,984

Total assets	$3,072,894	$2,079,363

Liabilities, Redeemable Partnership Interest, and Equity
Accrued compensation	$200,862	$187,855
Securities sold, not yet purchased	1,866	2,031
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	1,335,502	303,549
Payables to related parties	19,842	15,382
Accounts payable, accrued and other liabilities	359,825	392,525
Notes payable and collateralized borrowings	257,957	258,356
Notes payable to related parties	150,000	150,000

Total liabilities	2,325,854	1,309,698
Redeemable partnership interest	66,997	66,918
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 500,000 shares authorized; 209,138 and 202,671 shares issued at March 31, 2014 and December 31, 2013, respectively; and 185,166 and 181,583 shares outstanding at March 31, 2014 and December 31, 2013, respectively	2,091	2,027
Class B common stock, par value $0.01 per share; 100,000 shares authorized; 34,848 shares issued and outstanding at March 31, 2014 and December 31, 2013, convertible into Class A common stock	348	348
Additional paid-in capital	762,809	745,678
Contingent Class A common stock	11,713	12,051
Treasury stock, at cost: 23,971 and 21,088 shares of Class A common stock at March 31, 2014 and December 31, 2013, respectively	(136,238)	(121,753)
Retained deficit	(186,291)	(167,923)
Accumulated other comprehensive loss	(5,809)	(6,060)

Total stockholders’ equity	448,623	464,368
Noncontrolling interest in subsidiaries	231,420	238,379

Total equity	680,043	702,747

Total liabilities, redeemable partnership interest and equity	$3,072,894	$2,079,363

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2014	2013
Revenues:
Commissions	$303,598	$298,704
Principal transactions	79,507	87,997

Total brokerage revenues	383,105	386,701

Real estate management services	39,826	39,338
Fees from related parties	7,032	13,148
Market data	1,634	4,125
Software solutions	701	2,566
Interest income	2,072	1,548
Other revenues	8,196	831
Losses on equity investments	(2,275)	(3,288)

Total revenues	440,291	444,969
Expenses:
Compensation and employee benefits	275,299	278,808
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	31,323	18,022

Total compensation and employee benefits	306,622	296,830

Occupancy and equipment	40,921	39,227
Fees to related parties	1,807	2,843
Professional and consulting fees	11,089	14,941
Communications	20,458	24,341
Selling and promotion	18,025	20,315
Commissions and floor brokerage	4,206	5,771
Interest expense	9,335	9,700
Other expenses	16,582	17,304

Total non-compensation expenses	122,423	134,442

Total expenses	429,045	431,272
Income from operations before income taxes	11,246	13,697
Provision for income taxes	744	3,095

Consolidated net income	$10,502	$10,602

Less: Net income attributable to noncontrolling interest in subsidiaries	2,494	3,604

Net income available to common stockholders	$8,008	$6,998

Per share data:
Basic earnings per share
Net income available to common stockholders	$8,008	$6,998

Basic earnings per share	$0.04	$0.04

Basic weighted-average shares of common stock outstanding	220,608	163,225

Fully diluted earnings per share
Net income for fully diluted shares	$11,558	$13,546

Fully diluted earnings per share	$0.04	$0.04

Fully diluted weighted-average shares of common stock outstanding	322,074	317,823

Dividends declared per share of common stock	$0.12	$0.12

Dividends declared and paid per share of common stock	$0.12	$0.12

BGC Partners, Inc

Reconciliation of GAAP Income to Adjusted EBITDA

(and Comparison to Pre-Tax Distributable Earnings)

(in thousands) (unaudited)

	Q1 2014	Q1 2013
GAAP Income from continuing operations before income taxes	$11,246	$13,697

Add back:

Employee loan amortization	7,090	9,459

Interest expense	9,335	9,700

Fixed asset depreciation and intangible asset amortization	10,819	12,569

Impairment of fixed assets (1)	4,704	413

Exchangeability charges (2)	29,137	10,584

Losses on equity investments	2,275	3,288

Adjusted EBITDA	$74,606	$59,710

Pre-Tax distributable earnings	$56,243	$45,119

(1)	Includes a $1.5 million charge related to lease impairment.
(2)	Represents non-cash, non-economic, and non-dilutive charges relating to grants of exchangeability to limited partnership units

BGC Partners, Inc.

RECONCILIATION OF REVENUES UNDER GAAP AND DISTRIBUTABLE EARNINGS

(in thousands)

(unaudited)

	Q1 2014	Q1 2013
GAAP Revenue	$440,291	$444,969

Adjustments:
NASDAQ OMX Earn-out Revenue (1)	11,612	—
Other revenue with respect to acquisitions, dispositions, and resolutions of litigation	(8,973)	—
Non-cash losses related to equity investments	2,275	3,288
Real Estate purchased revenue	717	1,523

Distributable Earnings Revenue	$445,922	$449,780

(1)	$2.2 million loss in Q1 2014 for GAAP and $9.4 million recognized for distributable earnings

BGC Partners, Inc.

RECONCILIATION OF GAAP INCOME TO DISTRIBUTABLE EARNINGS

(in thousands, except per share data)

(unaudited)

	Q1 2014	Q1 2013
GAAP income before income taxes	$11,246	$13,697

Pre-tax adjustments:

Dividend equivalents to RSUs	3	5

Non-cash losses related to equity investments, net	2,275	3,288

Real Estate purchased revenue, net of compensation and other expenses (a)	748	5,405

Allocations of net income and grant of exchangeability to limited partnership units and FPUs	31,323	18,022

NASDAQ OMX earn-out revenue (b)	11,612	—

Gains and charges with respect to acquisitions, dispositions and / or resolutions of litigation, charitable contributions and other non-cash, non-dilutive, non-economic items	(964)	4,702

Total pre-tax adjustments	44,997	31,421

Pre-tax distributable earnings	$56,243	$45,119

GAAP net income available to common stockholders	$8,008	$6,998

Allocation of net income to Cantor’s noncontrolling interest in subsidiaries	1,933	3,519

Total pre-tax adjustments (from above)	44,997	31,421

Income tax adjustment to reflect effective tax rate	(7,692)	(3,447)

Post-tax distributable earnings	$47,245	$38,492

Pre-tax distributable earnings per share (c)	$0.17	$0.14

Post-tax distributable earnings per share (c)	$0.15	$0.12

Fully diluted weighted-average shares of common stock outstanding	362,087	357,488

Notes and Assumptions

(a)	Represents revenues related to the collection of receivables, net of compensation, and non-cash charges on acquired receivables, which would have been recognized for GAAP other than for the effect of acquisition accounting.
(b)	Distributable earnings for the first quarter of 2014 includes $11.6 million of adjustments associated with the NASDAQ OMX transaction. BGC had a loss of $2.2 million for GAAP and recognized $9.4 million for distributable earnings for the quarter ended March 31, 2014.
(c)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. On July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended March 31, 2014 and 2013 include an additional 40.0 million and 39.7 million shares, respectively, underlying these Notes. The distributable earnings per share calculations exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc.

DISTRIBUTABLE EARNINGS AND KEY METRICS

(in thousands, except per share data)

(unaudited)

	Q1 2014	Q1 2013
Revenues:
Brokerage revenues:
Rates	$113,672	$144,992
Credit	65,446	69,142
Foreign exchange	52,066	59,348
Equities and other asset classes	42,750	39,970
Real estate (a)	109,887	74,772

Total brokerage revenues	383,822	388,224

Market data and software solutions	2,335	6,691
Real estate management services	39,826	39,338
Fees from related parties, interest and other revenues (b)	19,939	15,527

Total revenues	445,922	449,780

Expenses:
Compensation and employee benefits (c)	275,377	277,572
Other expenses (d)	114,302	127,090

Total expenses	389,679	404,661

Pre-tax distributable earnings, before noncontrolling interest in subsidiaries and taxes	$56,243	$45,119

Noncontrolling interest in subsidiaries (e)	561	85
Provision for income taxes	8,436	6,542

Post-tax distributable earnings to fully diluted shareholders	$47,245	$38,492

Earnings per share:
Fully diluted pre-tax distributable earnings per share (f)	$0.17	$0.14

Fully diluted post-tax distributable earnings per share (f)	$0.15	$0.12

Fully diluted weighted-average shares of common stock outstanding	362,087	357,488

Total revenues	$445,922	$449,780

Total compensation expense	$275,377	$277,572

Compensation expense as a percent of revenues	61.8%	61.7%

Non-compensation expense as a percent of revenues	25.6%	28.3%

Pre-tax distributable earnings margins (on distributable earnings revenues)	12.6%	10.0%

Post-tax distributable earnings margins (on distributable earnings revenues)	10.6%	8.6%

Effective tax rate	15.0%	14.5%

Notes and Assumptions

(a)	Real estate brokerage revenue includes revenue related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.
(b)	Q1 2014 includes $9.4 million of earn-out revenue associated with the NASDAQ OMX transaction and excludes $9.0 million with respect to acquisitions, dispositions, and resolutions of litigation.
(c)	Compensation and employee benefits exclude charges associated with: the grant of exchangeability to limited partnership units; redemption of partnership units and issuance of restricted shares; allocations of net income to founding/working partner units and limited partnership units; and dividend equivalents paid to restricted stock unit holders. Compensation and employee benefits include compensation associated with real estate brokerage revenues related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.
(d)	Other expenses exclude certain charges with respect to acquisitions, dispositions and resolutions of litigation; non-cash charges on acquired receivables; and charges related to other non-cash, non-dilutive, and / or non-economic items.
(e)	Represents the noncontrolling interest allocation associated with joint ownership of our administrative services company (Tower Bridge), Epsilon and our Real Estate affiliated entities.
(f)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. On July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended March 31, 2014 and 2013 include an additional 40.0 million and 39.7 million shares, respectively, underlying these Notes. The distributable earnings per share calculations exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc.

Segment Disclosure - 2014Q1 vs 2013Q1

($ in thousands)

(unaudited)

2014 Q1

	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$287,145	$149,829	$8,948	$445,922	$(5,631)	$440,291
Total expenses	228,065	134,627	26,987	389,679	39,366	429,045

Pre-tax distributable earnings, before noncontrolling interests and taxes (1) (2)	$59,080	$15,202	$(18,039)	$56,243	$(44,997)	$11,246

Pre-tax margin	20.6%	10.1%	NMF	12.6%

2013 Q1

	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$323,845	$114,202	$11,733	$449,780	$(4,811)	$444,969
Total expenses	259,789	111,906	32,966	404,661	26,611	431,272

Pre-tax distributable earnings, before noncontrolling interests and taxes (2)	$64,056	$2,296	$(21,233)	$45,119	$(31,422)	$13,697

Pre-tax margin	19.8%	2.0%	NMF	10.0%

(1)	For the three months ended March 31, 2014, the Financial Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $9.4 million related to the earn-out portion of the NASDAQ OMX transaction consideration and related hedging transactions.
(2)	For the three months ended March 31, 2014 and 2013, the Real Estate Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $0.7 million and $5.4 million, respectively, related to the collection of receivables and associated expenses that were recognized at fair value as part of acquisition accounting.

BGC Partners, Inc. Quarterly Market Activity Report

The following table provides certain volume and transaction count information on BGC Partner’s fully electronic system for the periods indicated.

				% Change	% Change
	1Q13	4Q13	1Q14	4Q13 vs. 1Q14	1Q13 vs. 1Q14
Notional Volume (in $US billions)
Fully Electronic Rates*	11,358	869	795	(8.5%)	(93.0%)
eSpeed	10,582	—	—	0.0%	(100.0%)
Fully Electronic Rates excluding eSpeed	776	869	795	(8.5%)	2.5%
Fully Electronic FX**	1,650	1,774	2,039	14.9%	23.6%
Fully Electronic Credit**	196	112	282	151.6%	44.1%
Fully Electronic Equities & Other**	0	0	0	76.3%	34.0%
Total Fully Electronic Volume excluding eSpeed	2,622	2,755	3,116	13.1%	18.9%

Total Fully Electronic Volume	13,204	2,755	3,116	13.1%	(76.4%)

HYBRID***
Total Hybrid Volume	38,545	34,617	37,089	7.1%	(3.8%)

Total Hybrid & Fully Electronic Volume excluding eSpeed	41,167	37,372	40,205	7.6%	(2.3%)

Total Hybrid & Fully Electronic Volume	51,749	37,372	40,205	7.6%	(22.3%)

Transaction Count
Fully Electronic Rates*	4,152,982	49,442	51,583	4.3%	(98.8%)
eSpeed	4,103,831	—	—	0.0%	(100.0%)
Fully Electronic Rates excluding eSpeed	49,151	49,442	51,583	4.3%	4.9%
Fully Electronic FX**	1,318,723	1,477,466	1,708,190	15.6%	29.5%
Fully Electronic Credit**	12,343	10,838	20,957	93.4%	69.8%
Fully Electronic Equities & Other**	66	57	116	103.5%	75.8%
Total Fully Electronic Transactions excluding eSpeed	1,380,283	1,537,803	1,780,846	15.8%	29.0%

Total Fully Electronic Transactions	5,484,114	1,537,803	1,780,846	15.8%	(67.5%)

HYBRID
Total Hybrid Transactions	701,429	610,407	705,755	15.6%	0.6%
Total Hybrid and Fully Electronic Transactions excluding eSpeed	2,081,712	2,148,210	2,486,601	15.8%	19.4%

Total Hybrid and Fully Electronic Transactions	6,185,543	2,148,210	2,486,601	15.8%	(59.8%)

Trading Days	60	64	61
* Defined as U.S. Treasuries, Canadian Sovereigns, European Government Bonds, Repos, Interest Rate Swaps, and Futures.

**       Defined as Foreign Exchange Derivatives and Spot Foreign Exchange (“FX”); Credit Derivatives, Asset-backed and  Corporate Bonds (“Credit); Commodity Derivatives , and Equity-Related Products (Equities & Other”).

*** Defined as volume from Hybrid transactions conducted by BGC Brokers, exclusive of voice-only transactions.
COMPARABLE INDUSTRY VOLUMES:

Global Interest Rate Futures Volume (1)
CBOT - US Treasury Contracts	172,705,384	132,317,395	163,892,684	23.9%	(5.1%)
CME - Euro $ Contracts	110,479,095	116,774,617	151,456,844	29.7%	37.1%
EUREX - Bund Contracts	54,171,409	39,016,077	48,833,926	25.2%	(9.9%)

Fed UST Primary Dealer Volume (in billions) (2)
UST Volume	34,551	32,160	32,512	1.1%	(5.9%)
Average Daily UST Volume	576	503	533	6.1%	(7.4%)

CME FX Futures Volume (3)	60,613,000	45,132,000	49,828,000	10.4%	(17.8%)

CLS FX Avg Daily Values - in millions (4)	5,494,667	5,295,333	5,696,000	7.6%	3.7%
CLS FX Avg Daily Volumes (4)	1,214,202	991,778	1,119,735	12.9%	(7.8%)
TOTAL US EQUITY - Volume (shares traded) - in millions (5)	384,090	387,395	425,378	9.8%	10.7%
Transaction Value - in millions	13,240	14,726	16,870	14.6%	27.4%
Total Industry Equity Option Volume (6)	898,885,441	938,612,338	980,477,032	4.5%	9.1%

Euronext Equity Derivatives (7)	103,802	73,232	65,974	(9.9%)	(36.4%)

TRACE All Bond Dollar Volume (in millions) (8)
TRACE All Bond Volume	1,244,142	1,146,679	1,333,124	16.3%	7.2%
Average Daily All Bond Dollar Volume	20,736	17,917	21,854	22.0%	5.4%

Notes: The NASDAQ OMX transaction is expected to lower the above volume figures for “fully electronic rates” in periods following the close of the transaction. To provide a more meaningful comparison, the figures above are shown with and without eSpeed volumes. Certain numbers in the tables throughout this document may not add up due to rounding.

Sources:

(1)	Futures Industry Association - Monthly Volume Report - (www.cme.com, www.eurexchange.com)
(2)	www.newyorkfed.org/markets/statrel.html - Federal Reserve Bank
(3)	CME Group - www.cmegroup.com/CmeWeb/ftp.wrap/webmthly
(4)	CLS Bank Monthly Report
(5)	Tapes A, B, & C. Source: Sandler O’Neill
(6)	OCC- www.optionsclearing.com
(7)	Euronext - www.euronext.com
(8)	Bloomberg

BGC Media Contacts:

Hannah Sloane

+1 212-294-7938

Sarah Laufer

+1 212-915-1008

BGC Investor Contacts:

Jason McGruder

+1 212-829-4988

Jason Chryssicas

+1 212-915-1987

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